FIRST AMENDMENT
                                      TO
                   LEASE TERMINATION AND RENT PAYMENT AGREEMENT


THIS AMENDMENT, dated as of June 14, 1994, is made by and between Sammamish Park Place II Limited Partnership, a Washington limited partnership ("Landlord"), and DJ&J Software Corporation, a Washington corporation, d.b.a. Egghead Discount Software ("Tenant" or "Egghead") (hereinafter "First Amendment").

THIS FIRST AMENDMENT relates to that Lease Termination And
Rent Payment Agreement dated the 14th day of June, 1994, between
Landlord and Tenant ("Lease Termination Agreement").

RECITAL

It is the desire of the parties to amend Paragraphs 13 and 15c. of the Lease Termination and Rent Payment Agreement.


NOW THEREFORE, Egghead and Landlord agree as follows:

1.	Paragraph 13, "New Lease," is hereby deleted in its entirety and replaced as follows:

13.	New Lease.  Upon termination of the Microsoft Lease and
vacation of the Premises by Microsoft after the date the Full Amount becomes payable under Paragraph 9 and before November 1, 1999, Egghead and Landlord agree to promptly sign a new lease of the Premises containing the same terms and conditions as the Existing Lease for the remainder of what would have been the Existing Lease's originally scheduled term (the "New Lease"); provided Egghead shall have no liability for circumstances or events involving the Premises, and for the use or condition of the Premises, during any period after the Existing Lease was terminated and before the commencement date of the New Lease; and further provided Landlord shall have no obligation to alter or restore the Premises to the condition existing during the Existing Lease whether or not the parties enter into a New Lease. When the parties enter into a New Lease, then there will be no further Improvement Allowance, as provided for under Section 22.2 of the Existing Lease, and Egghead is not required to pay the Full Amount called for under Section 9 above because Egghead shall be paying rent and operating costs under the New Lease. The commencement date of the New Lease is the date the Full Amount first becomes payable under Paragraph 9.


2.	Paragraph 15(c) is hereby deleted in its entirety and replaced as follows:

15c.	Egghead is not entitled to assert any breach of the
Microsoft Lease by either Landlord or Microsoft thereunder as a basis of any claim against either Landlord or Microsoft.

3.	This Agreement may be executed in duplicate, each of which shall be deemed an original and in counterparts, together which shall constitute one and the same Agreement.

4.	Except as is herein amended, the Lease Termination Agreement is hereby ratified and confirmed and all other terms of the Lease
Termination Agreement shall remain in full force and effect, unaltered and unchanged by this subsequent agreement.

IN WITNESS WHEREOF, the respective parties hereto have executed this First Amendment or caused this First Amendment to be executed by their duly authorized representatives the day and year first hereon written.


                                 LANDLORD:

                                 Sammamish Park Place II Limited Partnership, a Washington limited partnership

                                 By:	Vyzis Company, a Washington corporation,
                                 Managing General Partner

                                 By:  Basil D. Vyzis, President


                                TENANT:

                                DJ&J Software Corporation,
                                a Washington corporation,
                                d.b.a. Egghead Software

                                By:  Ronald J. Smith, Vice President



                      LANDLORD'S ACKNOWLEDGMENT


On this 3rd day of October, 1994, before me the undersigned, a Notary Public in and for the State of Washington, personally appeared Basil D Vyzis, the President of Vyzis Company, to me known to be the corporation that is the Managing General Partner of Sammamish Park Place II Limited Partnership, the partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument on behalf of the partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Name (Printed):  Sheila J. Gill
NOTARY PUBLIC in and for the State
of
Washington, residing at Kirkland
My commission expires:  5-25-96


                           TENANT'S ACKNOWLEDGMENT


STATE OF WASHINGTON

COUNTY OF KING

On this 23rd day of September, 1994, before me the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Ronald J. Smith to me known to be the Vice President of DJ&J Software Corporation, the corporation that executed the within and foregoing instrument, and acknowledged the same instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument.

IN WITNESS WHEREOF my hand and official seal hereto affixed the day and year in this instrument above written.

Name (Printed):  Alice L. Ferguson
NOTARY PUBLIC in and for the State
of
Washington, residing at Kirkland
My commission expires:  12-05-97